Exhibit 4

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of November 15, 2011, by and between Panorama Series Fund, Inc., a Maryland corporation, on behalf of its series Panorama Total Return Portfolio ("Panorama Total Return"), and Oppenheimer Variable Account Funds, a Massachusetts business trust, on behalf of its series Oppenheimer Balanced Fund/VA ("Balanced Fund/VA"). References to actions, representations, or obligations of Panorama Total Return should be understood to be performed or incurred by Panorama Series Fund, Inc., and actions, representations or obligations of Balanced Fund/VA should be understood to be performed or incurred by Oppenheimer Variable Account Funds, as the context requires, subject, however, to the provisions of this Agreement.

W I T N E S S E T H:

WHEREAS, Panorama Total Return and Oppenheimer Balanced Fund/VA are each an open-end investment company of the management type; and

WHEREAS, the parties hereto desire to provide for the reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), of Panorama Total Return through the acquisition by Balanced Fund/VA of substantially all of the assets of Panorama Total Return in exchange for Non-Service shares of beneficial interest ("shares") of Balanced Fund/VA and the assumption by Balanced Fund/VA of certain liabilities of Panorama Total Return, which shares of Balanced Fund/VA are to be distributed by Panorama Total Return pro rata to its shareholders in complete liquidation of Panorama Total Return and complete cancellation of its shares;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.      The parties hereby adopt this Agreement and Plan of Reorganization (the "Agreement") pursuant to Section 368(a)(1) of the Code as follows: The reorganization will be comprised of the acquisition by Balanced Fund/VA of substantially all of the assets of Panorama Total Return in exchange for shares of Balanced Fund/VA and the assumption by Balanced Fund/VA of certain liabilities of Panorama Total Return, followed by the distribution of such shares of Balanced Fund/VA to the shareholders of Panorama Total Return in exchange for shares of Panorama Total Return, all upon and subject to the terms of the Agreement hereinafter set forth.

Redemption requests received by Panorama Total Return after that date shall be treated as requests for the redemption of the shares of Balanced Fund/VA to be distributed to the shareholder in question as provided in Section 5 hereof.

2.      On the Closing Date (as hereinafter defined), all of the assets of Panorama Total Return on that date, excluding a cash reserve (the "cash reserve") to be retained by Panorama Total Return sufficient in its discretion for the payment of the expenses of Panorama Total Return's dissolution and its liabilities, but not in excess of the amount contemplated by Section 10E, shall be delivered as provided in Section 8 to Balanced Fund/VA, in exchange for and against delivery to Panorama Total Return on the Closing Date of a number of shares of Balanced Fund/VA, having an aggregate net asset value equal to the value of the assets of Panorama Total Return so transferred and delivered.

3.      The net asset value of shares of Balanced Fund/VA and the value of the assets of Panorama Total Return to be transferred shall in each case be determined as of the close of business of The New York Stock Exchange on the Valuation Date. The computation of the net asset value of the shares of Balanced Fund/VA and the shares of Panorama Total Return shall be done in the manner used by Balanced Fund/VA and Panorama Total Return, respectively, in the computation of such net asset value per share as set forth in their respective prospectuses. The methods used by Balanced Fund/VA in such computation shall be applied to the valuation of the assets of Panorama Total Return to be transferred to Balanced Fund/VA.

Panorama Total Return will, if required, declare and pay, immediately prior to the Valuation Date, a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Panorama Total Return's shareholders all of Panorama Total Return's investment company taxable income for taxable years ending on or prior to the Closing Date (computed without regard to any dividends paid) and all of its net capital gain, if any, realized in taxable years ending on or prior to the Closing Date (after reduction for any capital loss carry-forward).

4.      The closing (the "Closing") shall be at the offices of OppenheimerFunds, Inc. (the "Agent"), 6803 S. Tucson Way, Centennial, CO 80112, on such time or such other place as the parties may designate or as provided below (the "Closing Date"). The business day preceding the Closing Date is herein referred to as the "Valuation Date."

In the event that on the Valuation Date either party has, pursuant to the Investment Company Act of 1940, as amended (the "Act"), or any rule, regulation or order thereunder, suspended the redemption of its shares or postponed payment therefor, the Closing Date shall be postponed until the first business day after the date when both parties have ceased such suspension or postponement; provided, however, that if such suspension shall continue for a period of 60 days beyond the Valuation Date, then the other party to the Agreement shall be permitted to terminate the Agreement without liability to either party for such termination.

5.      In conjunction with the Closing, Panorama Total Return shall distribute on a pro rata basis to the shareholders of Panorama Total Return as of the Valuation Date shares of Balanced Fund/VA received by Panorama Total Return on the Closing Date in exchange for the assets of Panorama Total Return in complete liquidation of Panorama Total Return; for the purpose of the distribution by Panorama Total Return of shares of Balanced Fund/VA to Panorama Total Return's shareholders, Balanced Fund/VA will promptly cause its transfer agent to: (a) credit an appropriate number of shares of Balanced Fund/VA on the books of Balanced Fund/VA to each shareholder of Panorama Total Return in accordance with a list (the "Shareholder List") of Panorama Total Return shareholders received from Panorama Total Return; and (b) confirm an appropriate number of shares of Balanced Fund/VA to each shareholder of Panorama Total Return; certificates, if any, for shares of Balanced Fund/VA will be issued upon written request of a former shareholder of Panorama Total Return but only for whole shares, with fractional shares credited to the name of the shareholder on the books of Balanced Fund/VA and only after any share certificates, if any, for Panorama Total Return are returned to the transfer agent.

The Shareholder List shall indicate, as of the close of business on the Valuation Date, the name and address of each shareholder of Panorama Total Return, indicating his or her share balance. Panorama Total Return agrees to supply the Shareholder List to Balanced Fund/VA not later than the Closing Date. Any shareholders of Panorama Total Return holding certificates representing their shares shall not be required to surrender their certificates to anyone in connection with the reorganization. After the Closing Date, however, it will be necessary for such shareholders to surrender their certificates in order to redeem, transfer or pledge the shares of Balanced Fund/VA which they received.

6.      After the Closing Date, Panorama Total Return shall pay or make provision for payment of all of its liabilities and taxes, and transfer any remaining amount of the cash reserve to Balanced Fund/VA.

7.      Prior to the Closing Date, there shall be coordination between the parties as to their respective portfolios so that, after the Closing, Balanced Fund/VA will be in compliance with all of its investment policies and restrictions. At the Closing, Panorama Total Return shall deliver to Balanced Fund/VA two copies of a list setting forth the securities then owned by Panorama Total Return. Promptly after the Closing, Panorama Total Return shall provide Balanced Fund/VA a list setting forth the respective federal income tax bases thereof.

8.      Portfolio securities or written evidence acceptable to Balanced Fund/VA of record ownership thereof by The Depository Trust Company or through the Federal Reserve Book Entry System or any other depository approved by Panorama Total Return pursuant to Rule 17f-4 and Rule 17f-5 under the Act shall be endorsed and delivered, or transferred by appropriate transfer or assignment documents, by Panorama Total Return on the Closing Date to Balanced Fund/VA, or at its direction, to its custodian bank, in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers and shall be accompanied by all necessary state transfer stamps, if any. The cash delivered shall be in the form of certified or bank cashiers' checks or by bank wire or intra-bank transfer payable to the order of Balanced Fund/VA for the account of Balanced Fund/VA. shares of Balanced Fund/VA representing the number of shares of Balanced Fund/VA being delivered against the assets of Panorama Total Return, registered in the name of Panorama Total Return, shall be transferred to Panorama Total Return on the Closing Date. Such shares shall thereupon be assigned by Panorama Total Return to its shareholders so that the shares of Balanced Fund/VA may be distributed as provided in Section 5.

If, at the Closing Date, Panorama Total Return is unable to make delivery under this Section 8 to Balanced Fund/VA of any of its portfolio securities or cash for the reason that any of such securities purchased by Panorama Total Return, or the cash proceeds of a sale of portfolio securities, prior to the Closing Date have not yet been delivered to it or Panorama Total Return's custodian, then the delivery requirements of this Section 8 with respect to said undelivered securities or cash will be waived and Panorama Total Return will deliver to Balanced Fund/VA by or on the Closing Date with respect to said undelivered securities or cash executed copies of an agreement or agreements of assignment in a form reasonably satisfactory to Balanced Fund/VA, together with such other documents, including a due bill or due bills and brokers' confirmation slips as may reasonably be required by Balanced Fund/VA.

9.      Balanced Fund/VA shall not assume the liabilities (except for portfolio securities purchased which have not settled and for shareholder redemption and dividend checks outstanding) of Panorama Total Return, but Panorama Total Return will, nevertheless, use its best efforts to discharge all known liabilities, so far as may be possible, prior to the Closing Date. The cost of printing and mailing the proxies and proxy statements will be borne by Panorama Total Return. Panorama Total Return and Balanced Fund/VA will bear the cost of their respective opinions to be provided under this Agreement. Any documents such as existing prospectuses or annual reports that are included in that mailing will be a cost of the Fund issuing the document. Any other out-of-pocket expenses of Balanced Fund/VA and Panorama Total Return associated with this reorganization, including legal, accounting and transfer agent expenses, will be borne by Panorama Total Return and Balanced Fund/VA, respectively, in the amounts so incurred by each. Agent, the Funds' investment manager, may bear any of the costs discussed in this Section 9, pursuant to separate arrangements with one or both Funds.

10.                 The obligations of Balanced Fund/VA hereunder shall be subject to the following conditions:

A.       The Board of Directors of Panorama Total Return shall have authorized the execution of the Agreement, and the shareholders of Panorama Total Return shall have approved the Agreement and the transactions contemplated hereby, and Panorama Total Return shall have furnished to Balanced Fund/VA copies of resolutions or minutes to that effect certified by the Secretary or the Assistant Secretary of Panorama Total Return; such shareholder approval shall have been by vote of a majority of the outstanding voting securities of Panorama Total Return, as defined in Section 2(a)(42) of the Act, and as required by Panorama Total Return's charter documents at a meeting for which proxies have been solicited by the Proxy Statement and Prospectus (as hereinafter defined).

B.       Balanced Fund/VA shall have received an opinion dated as of the Closing Date from counsel to Panorama Total Return, to the effect that (i) Panorama Total Return is a series of Panorama Series Fund, Inc.; (ii) Panorama Series Fund, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate powers to carry on its business as then being conducted and to enter into and perform the Agreement; and (iii) that all action necessary to make the Agreement, according to its terms, valid, binding and enforceable on Panorama Total Return and to authorize effectively the transactions contemplated by the Agreement have been taken by Panorama Total Return. Maryland counsel may be relied upon for this opinion.

C.       The representations and warranties of Panorama Total Return contained herein shall be true and correct at and as of the Closing Date, and Balanced Fund/VA shall have been furnished with a certificate of the President, or a Vice President, or the Secretary or the Assistant Secretary or the Treasurer or the Assistant Treasurer of Panorama Total Return, dated as of the Closing Date, to that effect.

D.       On the Closing Date, Panorama Total Return shall have furnished to Balanced Fund/VA a certificate of the Treasurer or Assistant Treasurer of Panorama Total Return as to the amount of the capital loss carry-over and net unrealized appreciation or depreciation, if any, with respect to Panorama Total Return as of the Closing Date.

E.       The cash reserve shall not exceed 10% of the value of the net assets, nor 30% in value of the gross assets, of Panorama Total Return at the close of business on the Valuation Date.

F.       A Registration Statement on Form N-14 filed by Balanced Fund/VA under the Securities Act of 1933, as amended (the "1933 Act"), containing a preliminary form of the Proxy Statement and Prospectus, shall have become effective under the 1933 Act.

G.       On the Closing Date, Balanced Fund/VA shall have received a letter from a senior legal officer or other senior executive officer of OppenheimerFunds, Inc. acceptable to Balanced Fund/VA, stating that nothing has come to his or her attention which in his or her judgment would indicate that as of the Closing Date there were any material, actual or contingent liabilities of Panorama Total Return arising out of litigation brought against Panorama Total Return or claims asserted against it, or pending or to the best of his or her knowledge threatened claims or litigation not reflected in or apparent from the most recent audited financial statements and footnotes thereto of Panorama Total Return delivered to Balanced Fund/VA. Such letter may also include such additional statements relating to the scope of the review conducted by such person and his or her responsibilities and liabilities as are not unreasonable under the circumstances.

H.       Balanced Fund/VA shall have received an opinion, dated as of the Closing Date, of K & L Gates, LLP, to the same effect as the opinion contemplated by Section 11.E. of the Agreement.

I.       Balanced Fund/VA shall have received at the Closing all of the assets of Panorama Total Return to be conveyed hereunder, which assets shall be free and clear of all liens, encumbrances, security interests, restrictions and limitations whatsoever.

11.                 The obligations of Panorama Total Return hereunder shall be subject to the following conditions:

A.       The Board of Trustees of Balanced Fund/VA shall have authorized the execution of the Agreement, and the transactions contemplated thereby, and Balanced Fund/VA shall have furnished to Panorama Total Return copies of resolutions to that effect certified by the Secretary or the Assistant Secretary of Balanced Fund/VA.

B.       Panorama Total Return's shareholders shall have approved the Agreement and the transactions contemplated hereby as provided in Section 10.A of this Agreement, and Panorama Total Return shall have furnished Balanced Fund/VA copies of resolutions to that effect certified by the Secretary or an Assistant Secretary of Panorama Total Return.

C.       Panorama Total Return shall have received an opinion dated as of the Closing Date from counsel to Balanced Fund/VA, to the effect that (i) Balanced Fund/VA is a series of Oppenheimer Variable Account Funds; (ii) Oppenheimer Variable Account Funds is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full powers to carry on its business as then being conducted and to enter into and perform the Agreement; (iii) all actions necessary to make the Agreement, according to its terms, valid, binding and enforceable upon Balanced Fund/VA and to authorize effectively the transactions contemplated by the Agreement have been taken by Balanced Fund/VA; and (iv) the shares to be issued hereunder are duly authorized and when issued will be validly issued, fully-paid and non-assessable, except as set forth under "Shareholder and Trustee Liability" in Balanced Fund/VA's Statement of Additional Information. Massachusetts counsel may be relied upon for this opinion.

D.       The representations and warranties of Balanced Fund/VA contained herein shall be true and correct at and as of the Closing Date, and Panorama Total Return shall have been furnished with a certificate of the President, a Vice President or the Secretary or the Assistant Secretary or the Treasurer or the Assistant Treasurer of the Trust to that effect dated as of the Closing Date.

E.       Panorama Total Return shall have received an opinion of K & L Gates LLP to the effect that the federal tax consequences of the transaction, if carried out in the manner outlined in the Agreement and in accordance with (i) Panorama Total Return's representation that there is no plan or intention by any Panorama Total Return shareholder who owns 5% or more of Panorama Total Return's outstanding shares, and, to Panorama Total Return's best knowledge, there is no plan or intention on the part of the remaining Panorama Total Return shareholders, to redeem, sell, exchange or otherwise dispose of a number of Balanced Fund/VA shares received in the transaction that would reduce Panorama Total Return shareholders' ownership of Balanced Fund/VA shares to a number of shares having a value, as of the Closing Date, of less than 50% of the value of all of the formerly outstanding Panorama Total Return shares as of the same date, and (ii) the representation by each of Panorama Total Return and Balanced Fund/VA that, as of the Closing Date, Panorama Total Return and Balanced Fund/VA will each qualify as regulated investment companies or will meet the diversification test of Section 368(a)(2)(F)(ii) of the Code, will be as follows:

a.	The transactions contemplated by the Agreement will qualify as a tax-free "reorganization" within the meaning of Section 368(a)(1) of the Code, and under the regulations promulgated thereunder.

b.	Panorama Total Return and Balanced Fund/VA will each qualify as a "party to a reorganization" within the meaning of Section 368(b)(2) of the Code.

c.
No gain or loss will be recognized by the shareholders of Panorama Total Return upon the distribution of shares of beneficial interest in Balanced Fund/VA to the shareholders of Panorama Total Return pursuant to Section 354 of the Code.

d.	Under Section 361(a) of the Code no gain or loss will be recognized by Panorama Total Return by reason of the transfer of substantially all its assets in exchange for shares of Balanced Fund/VA.

e.
Under Section 1032 of the Code no gain or loss will be recognized by Balanced Fund/VA by reason of the transfer of substantially all of Panorama Total Return's assets in exchange for shares of Balanced Fund/VA and Balanced Fund/VA's assumption of certain liabilities of Panorama Total Return.

f.
The shareholders of Panorama Total Return will have the same tax basis and holding period for the shares of beneficial interest in Balanced Fund/VA that they receive as they had for Panorama Total Return shares that they previously held, pursuant to Section 358(a) and 1223(1), respectively, of the Code.

g.
The securities transferred by Panorama Total Return to Balanced Fund/VA will have the same tax basis and holding period in the hands of Balanced Fund/VA as they had for Panorama Total Return, pursuant to Section 362(b) and 1223(1), respectively, of the Code.

F.       The cash reserve shall not exceed 10% of the value of the net assets, nor 30% in value of the gross assets, of Panorama Total Return at the close of business on the Valuation Date.

G.       A Registration Statement on Form N-14 filed by Balanced Fund/VA under the 1933 Act, containing a preliminary form of the Proxy Statement and Prospectus, shall have become effective under the 1933 Act.

H.       On the Closing Date, Panorama Total Return shall have received a letter from a senior legal officer or other senior executive officer of OppenheimerFunds, Inc. acceptable to Panorama Total Return, stating that nothing has come to his or her attention which in his or her judgment would indicate that as of the Closing Date there were any material, actual or contingent liabilities of Balanced Fund/VA arising out of litigation brought against Balanced Fund/VA or claims asserted against it, or pending or, to the best of his or her knowledge, threatened claims or litigation not reflected in or apparent by the most recent audited financial statements and footnotes thereto of Balanced Fund/VA delivered to Panorama Total Return. Such letter may also include such additional statements relating to the scope of the review conducted by such person and his or her responsibilities and liabilities as are not unreasonable under the circumstances.

I.       Panorama Total Return shall acknowledge receipt of the shares of Balanced Fund/VA.

12.                 Panorama Total Return hereby represents and warrants that:

A.       The audited financial statements of Panorama Total Return as of December 31, 2010, and unaudited financial statements as of June 30, 2011, heretofore furnished to Balanced Fund/VA, present fairly the financial position, results of operations, and changes in net assets of Panorama Total Return as of that date, in conformity with generally accepted accounting principles applied on a basis consistent with the preceding year; and that from June 30, 2011, through the date hereof there have not been, and through the Closing Date there will not be, any material adverse change in the business or financial condition of Panorama Total Return, it being agreed that a decrease in the size of Panorama Total Return due to a diminution in the value of its portfolio and/or redemption of its shares shall not be considered a material adverse change;

B.       Contingent upon approval of the Agreement and the transactions contemplated thereby by Panorama Total Return's shareholders, Panorama Total Return has authority to transfer all of the assets of Panorama Total Return to be conveyed hereunder free and clear of all liens, encumbrances, security interests, restrictions and limitations whatsoever;

C.       The Prospectus, as amended and supplemented, contained in Panorama Series Fund, Inc.'s Registration Statement under the 1933 Act, as amended, is true, correct and complete, conforms to the requirements of the 1933 Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement, as amended, was, as of the date of the filing of the last Post-Effective Amendment, true, correct and complete, conformed to the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

D.       There is no material contingent liability of Panorama Total Return and no material claim and no material legal, administrative or other proceedings pending or, to the knowledge of Panorama Total Return, threatened against Panorama Total Return, not reflected in such Prospectus;

E.       Except for the Agreement, there are no material contracts outstanding to which Panorama Total Return is a party other than those ordinary in the conduct of its business;

F.       Panorama Total Return is a series of Panorama Series Fund, Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all necessary and material Federal and state authorizations to own all of its assets and to carry on its business as now being conducted, and is duly registered under the Act and such registration has not been rescinded or revoked and is in full force and effect;

G.       All Federal and other tax returns and reports of Panorama Total Return required by law to be filed have been filed, and all federal and other taxes shown due on said returns and reports have been paid or provision shall have been made for the payment thereof and to the best of the knowledge of Panorama Total Return no such return is currently under audit and no assessment has been asserted with respect to such returns and to the extent such tax returns with respect to the taxable year of Panorama Total Return ended December 31, 2011, or with respect to the taxable year from January 1, 2012, through the Closing Date, have not been filed, such returns will be filed when required and the amount of tax shown as due thereon shall be paid when due; and

H.       Panorama Total Return has elected to be treated as a regulated investment company and, for each fiscal year of its operations, Panorama Total Return has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and Panorama Total Return intends to meet such requirements with respect to its current taxable year. Panorama Total Return currently is, at all times since its inception has been, and will continue to be up until and at the Closing Date, in compliance with Section 817(h)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treas. Reg. Section 1.817-5, as if those provisions applied directly to the Panorama Total Return, relating to the diversification requirements for variable annuity, endowment and life insurance contracts. Panorama Total Return's shares are (and since its inception have been) held only by (a) insurance company "segregated asset accounts" within the meaning of Treas. Reg. Section 1.817-5(e) and (b) other purchasers of the kind specified in Treas. Reg. Section 1.817-5(f)(3) as from time to time in effect.

13.                 Balanced Fund/VA hereby represents and warrants that:

A.       The audited financial statements of Panorama Total Return as of December 31, 2010, and unaudited financial statements as of June 30, 2011, heretofore furnished to Panorama Total Return, present fairly the financial position, results of operations, and changes in net assets of Balanced Fund/VA, as of that date, in conformity with generally accepted accounting principles applied on a basis consistent with the preceding year; and that from June 30, 2011, through the date hereof there have not been, and through the Closing Date there will not be, any material adverse changes in the business or financial condition of Balanced Fund/VA, it being understood that a decrease in the size of Balanced Fund/VA due to a diminution in the value of its portfolio and/or redemption of its shares shall not be considered a material or adverse change;

B.       The Prospectus, as amended and supplemented, contained in Balanced Fund/VA's Registration Statement under the 1933 Act, is true, correct and complete, conforms to the requirements of the 1933 Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement, as amended, was, as of the date of the filing of the last Post-Effective Amendment, true, correct and complete, conformed to the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

C.       Except for this Agreement, there is no material contingent liability of Balanced Fund/VA and no material claim and no material legal, administrative or other proceedings pending or, to the knowledge of Balanced Fund/VA, threatened against Balanced Fund/VA, not reflected in such Prospectus;

D.       There are no material contracts outstanding to which Balanced Fund/VA is a party other than those ordinary in the conduct of its business;

E.       Balanced Fund/VA is a series of Oppenheimer Variable Account Funds, which is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all necessary and material Federal and state authorizations to own all its properties and assets and to carry on its business as now being conducted, and is duly registered under the Act and such registration has not been revoked or rescinded and is in full force and effect; and the shares of Balanced Fund/VA issued to Panorama Total Return pursuant to the Agreement will be duly authorized, validly issued, fully-paid and non-assessable, except as set forth under "Shareholder & Trustee Liability" in Balanced Fund/VA's Statement of Additional Information, will conform to the description thereof contained in Oppenheimer Variable Account Funds' Registration Statement, and will be duly registered under the 1933 Act and in the states where registration is required;

F.       All federal and other tax returns and reports of Balanced Fund/VA required by law to be filed have been filed, and all federal and other taxes shown due on said returns and reports have been paid or provision shall have been made for the payment thereof and to the best of the knowledge of Balanced Fund/VA, no such return is currently under audit and no assessment has been asserted with respect to such returns and to the extent such tax returns with respect to the taxable year of Balanced Fund/VA ended December 31, 2011, or with respect to the taxable year from January 1, 2012, through the Closing Date, have not been filed, such returns will be filed when required and the amount of tax shown as due thereon shall be paid when due;

G.       Balanced Fund/VA has elected to be treated as a regulated investment company and, for each fiscal year of its operations, Balanced Fund/VA has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and Balanced Fund/VA intends to meet such requirements with respect to its current taxable year. Balanced Fund/VA currently is, at all times since its inception has been, and will continue to be up until and at the Closing Date, in compliance with Section 817(h)(1) of the Internal Revenue Code of 1986, as amended, and Treas. Reg. Section 1.817-5, as if those provisions applied directly to the Balanced Fund/VA, relating to the diversification requirements for variable annuity, endowment and life insurance contracts. Balanced Fund/VA's shares are (and since its inception have been) held only by (a) insurance company "segregated asset accounts" within the meaning of Treas. Reg. Section 1.817-5(e) and (b) other purchasers of the kind specified in Treas. Reg. Section 1.817-5(f)(3) as from time to time in effect;

H.       Balanced Fund/VA has no plan or intention (i) to dispose of any of the assets transferred by Panorama Total Return, other than in the ordinary course of business, or (ii) to redeem or reacquire any of the shares issued by it in the reorganization other than pursuant to valid requests of shareholders; and

I.       After consummation of the transactions contemplated by the Agreement, Balanced Fund/VA intends to operate its business in a substantially unchanged manner.

14.                 Each party hereby represents to the other that no broker or finder has been employed by it with respect to the Agreement or the transactions contemplated hereby. Each party also represents and warrants to the other that the information concerning it in the Proxy Statement and Prospectus will not as of its date contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements concerning it therein not misleading and that the financial statements concerning it will present the information shown fairly in accordance with generally accepted accounting principles applied on a basis consistent with the preceding year. Each party also represents and warrants to the other that the Agreement is valid, binding and enforceable in accordance with its terms and that the execution, delivery and performance of the Agreement will not result in any violation of, or be in conflict with, any provision of any charter, by-laws, contract, agreement, judgment, decree or order to which it is subject or to which it is a party. Balanced Fund/VA hereby represents to and covenants with Panorama Total Return that, if the reorganization becomes effective, Balanced Fund/VA will treat each shareholder of Panorama Total Return who received any of Balanced Fund/VA's shares as a result of the reorganization as having made the minimum initial purchase of shares of Balanced Fund/VA received by such shareholder for the purpose of making additional investments in shares of Balanced Fund/VA, regardless of the value of the shares of Balanced Fund/VA received.

15.                 Balanced Fund/VA agrees that it will prepare and file a Registration Statement on Form N-14 under the 1933 Act which shall contain a preliminary form of proxy statement and prospectus contemplated by Rule 145 under the 1933 Act. The final form of such proxy statement and prospectus is referred to in the Agreement as the "Proxy Statement and Prospectus." Each party agrees that it will use its best efforts to have such Registration Statement declared effective and to supply such information concerning itself for inclusion in the Proxy Statement and Prospectus as may be necessary or desirable in this connection. Panorama Total Return covenants and agrees to liquidate and dissolve under the laws of the State of Maryland, following the Closing, and, upon Closing, to cause the cancellation of its outstanding shares.

16.                  The obligations of the parties shall be subject to the right of either party to abandon and terminate the Agreement for any reason and there shall be no liability for damages or other recourse available to a party not so terminating this Agreement; provided, however, that in the event that a party shall terminate this Agreement without reasonable cause, the party so terminating shall, upon demand, reimburse the party not so terminating for all expenses, including reasonable out-of-pocket expenses and fees incurred in connection with this Agreement.

17.                 The Agreement may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one Agreement. The rights and obligations of each party pursuant to the Agreement shall not be assignable.

18.                 All prior or contemporaneous agreements and representations are merged into the Agreement, which constitutes the entire contract between the parties hereto. No amendment or modification hereof shall be of any force and effect unless in writing and signed by the parties and no party shall be deemed to have waived any provision herein for its benefit unless it executes a written acknowledgment of such waiver.

19.                 Balanced Fund/VA understands that the obligations of Panorama Total Return under the Agreement are not binding upon any other series of Panorama Series Fund, Inc., or any director or shareholder of Panorama Total Return or any other series of Panorama Series Fund, Inc. personally, but bind only Panorama Total Return and Panorama Total Return's property. Balanced Fund/VA represents that it has notice of the provisions of the Articles of Incorporation of Panorama Series Fund, Inc. disclaiming shareholder and director liability for acts or obligations of Panorama Total Return.

20.                 Panorama Total Return understands that the obligations of Balanced Fund/VA under the Agreement are not binding upon any other series of Oppenheimer Variable Account Funds, or any trustee or shareholder of Balanced Fund/VA or any other series of Oppenheimer Variable Account Funds personally, but bind only Balanced Fund/VA and Balanced Fund/VA's property. Panorama Total Return represents that it has notice of the provisions of the Declaration of Trust of Balanced Fund/VA disclaiming shareholder and trustee liability for acts or obligations of Balanced Fund/VA.

IN WITNESS WHEREOF, each of the parties has caused the Agreement to be executed and attested by its officers thereunto duly authorized on the date first set forth above.

PANORAMA SERIES FUND, INC., on behalf of
Growth Portfolio

By:
Arthur S. Gabinet
Secretary

OPPENHEIMER VARIABLE ACCOUNT FUNDS, on behalf of Oppenheimer Balanced Fund/VA

By:
Arthur S. Gabinet
Secretary